Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS EARNINGS PER SHARE OF $0.75 FOR Q2’07. UPDATES FISCAL 2007 GUIDANCE

NEW YORK, October 17, 2006 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.75 in the second quarter of fiscal 2007, an increase of 27% over last year’s second quarter’s fully diluted earnings per share of $0.59. Reported earnings included a $9.1 million charge for stock option expense in accordance with the adoption of Statement of Financial Accounting Standard 123R.

Net revenues for the quarter increased 15% to $846,975,000 from $736,472,000 in the year-ago period. Net revenues were comprised of net sales, which increased 13% to $778,676,000 from $691,633,000 in the prior year. Sales in the quarter included $522,662,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 12% from the year-ago period. Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $155,586,000 during the quarter, growth of 26% from last year. Also included in net revenues was other income of $68,299,000 which includes $48,315,000 in earnings contribution from the Benicar®* (olmesartan medoxomil) co-promotion agreement, an increase of 55%. The remaining component of other income was principally interest income.

Net income in the current quarter increased 18% to $241,111,000 from $204,884,000 reported in the second quarter of the prior year. Selling, general and administrative expenses increased 2% to $259,008,000. Research and development expenses increased 43% to $93,752,000 during the quarter.

Fully diluted shares outstanding at September 30, 2006 were 322,581,000 a reduction of 23 million shares compared to the year-ago period due mainly to the Company’s ongoing share repurchase program. During the just-completed quarter, the Company repurchased approximately 7.2 million shares leaving an additional 16 million shares available for repurchase under the existing program, which has no expiration date.

Six Month Results

Revenues for the six months ended September 30, 2006 increased 15% to $1,663,313,000 from $1,448,238,000 in the prior year.

Net income for the six months ended September 30, 2006 increased 5% to $441,718,000 from net income of $421,461,000 reported in the six months of the prior year. Diluted earnings per share increased 12% to $1.36 in the current year’s first six months as compared to diluted earnings per share of $1.21 in last year’s six months. The year-ago six-month earnings per share reflect a one-time tax benefit of $36.4 million, or $0.10 per share, related to the repatriation of foreign funds under the American Jobs Creation Act of 2004. Excluding the one-time tax benefit, year-ago fully diluted earnings per share were $1.11.

Fiscal 2007 Guidance

Based on the stronger-than-projected performance of our promoted products, accretion from shares repurchased fiscal year-to-date, and shifting approximately $43 million in planned product milestone payments into next fiscal year, the Company has increased its expectations for fully diluted earning per share for the fiscal year ending March 31, 2007 to $2.60-$2.65 from prior guidance of $2.45-$2.50 per share. The earnings per share guidance does not include the potential impact from additional share repurchases which may be made under the Company’s remaining authorization of 16 million shares.

Howard Solomon, Chairman and Chief Executive Officer of Forest, commented: "We are very pleased with the continued strong performance of our key marketed products: Lexapro, Namenda and Benicar. Given this performance as well as accretion from our significant share repurchases, Forest is now projecting a level of annual earnings per share that meaningfully exceeds our prior record level achieved in fiscal 2005, the last year of Celexa’s exclusivity. At the same time the Company is also significantly increasing its investment in research and development.

This investment will support the continued development of current pipeline products as well as allow the Company to continue to expand the product pipeline. The ultimate goal and key focus of the Company is to successfully license, develop and commercialize a next generation of Forest products that will ultimately more than replace profits from today’s key products which lose exclusivity in the early part of the next decade."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until October 31, 2006 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 8085488.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl- D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil- hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the period ended June 30, 2006.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Net sales	$778,676	$691,633	$1,537,444	$1,366,286
Contract revenue	48,909	32,303	91,571	58,572
Other income	19,390	12,536	34,298	23,380
Net revenues	846,975	736,472	1,663,313	1,448,238

Costs and expenses: Cost of goods sold	185,098	158,415	360,783	317,261
Selling, general and administrative	259,008	253,237	503,391	521,710
Research and development	93,752	65,473	232,834	121,866
	537,858	477,125	1,097,008	960,837

Income before income tax expense	309,117	259,347	566,305	487,401

Income tax expense	68,006	54,463	124,587	65,940

Net income	$241,111	$204,884	$ 441,718	$ 421,461
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Net income per share:

Basic	$0.76	$0.60	$1.38	$1.23
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Diluted	$0.75	$0.59	$1.36	$1.21
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Weighted average number of shares outstanding:

Basic	317,809	340,531	319,623	341,808
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Diluted	322,581	345,815	324,256	346,883
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